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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Wireless, Inc.:

     We consent to the use of the form of independent auditors' report dated February 23, 2000 except for Note 11 which is as of May , 2000 with respect to the balance sheets of Wireless, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from May 7, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, and our report dated February 23, 2000 on the related financial statement schedule, which reports are included herein. We also consent to the reference to our firm under the heading "Experts" in the prospectus.
                                          /s/ KPMG LLP

Mountain View, California
April 19, 2000